Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Globalstar, Inc. of our report dated March 12, 2010 (except for Note 19, as to which the date is June 17, 2010) with respect to the consolidated financial statements of Globalstar, Inc., and the effectiveness of internal control over financial reporting, included in Globalstar Inc's Current Report on Form 8-K of Globalstar, Inc. dated June 17, 2010, and to the reference to us under the heading "Experts" in the prospectus.

Crowe Horwath LLP

Oak Brook, Illinois
August 6, 2010